MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (the “MOU”) is entered into on August 2nd, 2011, between Wizzard Software Corp., a Colorado, USA corporation (hereinafter referred to as “Wizzard”) and FAB Enterprise Group Co., LTD, Digital Entertainment International Ltd. (HK), Beijing,  Dingtai Guanqun Culture Co. Ltd. (WOFE), Beijing FAB Culture Co., Ltd. and Beijing FAB Digital Entertainment Products Co., Ltd., (hereinafter collectively referred to as “FAB”), all of whom, together with their respective affiliates, in adhering to the principles of equality and mutual benefits as well as through friendly negotiations, have agreed to enter into this MOU under the terms and conditions stated below.

WHEREAS:

Wizzard is a publicly listed company on the NYSE Amex trading under the ticker symbol WZE in the business of providing distribution and monetization services to digital content publishers and distributing digital media via the internet to consumers worldwide, among other business.

FAB is a private company in the business of wholesale, retail and mobile distribution and sale of media products to consumers in China, among other businesses.

Both Wizzard and FAB believe it would be strategically advantageous and wish to merge their respective businesses to create a global digital media distribution conglomerate (the “Business Combination” or “NYSEAmexCorp”).  Both Wizzard and FAB desire to expand the Business Combination through the sharing of technology and business strategy along with the opening of new, international markets for its products and services and wish to pursue the Business Combination on the terms set forth in this Memorandum.

THEREFORE:

Wizzard and FAB enter into this Memorandum to establish the principal terms of the Business Combination between them.

Prior to the Business Combination

Wizzard is currently in the process of transacting a ‘spin-off’ of its healthcare operations through a special dividend to the current shareholders of Wizzard as a separate public corporation.  Every attempt will be made for this transaction to take place prior to the Business Combination contemplated in this MOU.  FAB agrees that the special dividend for the healthcare ‘spin-off’ applies only to Wizzard shareholders of record prior to the Business Combination.

Wizzard will not divest of any material assets or businesses prior to the completion of the Business Combination and for one full year after, including, but not limited to, Wizzard’s Speech Business and Media Business, without a unanimous vote of the Board of Directors.

The Board of Directors of Wizzard will cause a reverse stock split of approximately 1 for 10 to enact simultaneously with or prior to the Business Combination contemplated in the MOU.

FAB will take all necessary actions to create a “clean and clear” ownership structure of all assets related to its business to help ensure a smooth Business Combination transaction.

Nature of the Business Combination

The Business Combination will be in the form of a stock acquisition of 100% of FAB’s common and preferred stock in exchange for 49% of the issued and outstanding common stock of Wizzard, on a fully diluted basis, at the time of the transaction (Initial Stock Exchange).  All voting rights underlying the common shares of stock will be simultaneously assigned to, and controlled by, the Board of Directors of NYSEAmexCorp to be voted with the majority of the Board of Directors on any and all matters until such time as the voting rights are reassigned to FAB based on certain Corporate Governance Objectives being met (see Corporate Governance Objectives).

Additionally, preferred stock will be issued by Wizzard, to FAB, convertible for up to 29% of the issued and outstanding common stock of NYSEAmexCorp, on a fully diluted basis, at the time of the Initial Stock Exchange.  The preferred stock will be convertible into common shares of stock of NYSEAmexCorp based on certain Corporate Governance Objectives and Corporate Revenue Objectives being met (see Corporate Revenue Objectives).  The convertible preferred stock received by FAB will be convertible into common shares of stock of NYSEAmexCorp with all voting rights underlying the common shares of stock assigned to, and controlled by, the Board of Directors of NYSEAmexCorp to be voted with the majority of the Board of Directors on any and all matters until such time as the voting rights are reassigned to FAB based on certain Corporate Governance Objectives being met.

Subsequent to the Business Combination, the current Officers and Directors of Wizzard will remain the Officers and Directors of the NYSEAmexCorp (Initial Officers and Directors), subject to change post-Business Combination pursuant to the laws, bylaws and agreements governing the dismissal and hiring of Officers and Directors.

To the extent possible, the Business Combination will be structured in a manner that will avoid taxation on the shareholders of FAB or Wizzard as a result of the exchange of securities.

At the signing of the Final Comprehensive Agreement of the Business Combination, Wizzard and FAB agree to change the business name of NYSEAmexCorp to a name determined by both parties prior to the closing.  The Board of Directors of Wizzard will request a new ticker symbol from the NYSE Amex at such time representative of the new name.

Corporate Governance Objectives

In addition to the above consideration, FAB will be entitled to additional stock compensation (Incentive Shares) and reacquire voting rights to shares it owns of common stock in NYSEAmexCorp (Incentive Benefits) if certain corporate governance objectives are met over the 2011 and 2012 years.

A detailed list of Corporate Governance Objectives will be determined in the Final Comprehensive Agreement and while not limited to, shall include at a minimum, the following:

•

The timely closing of all financial statements, converted to English and USD by the 20th of the month following the end of NYSEAmexCorp’s reporting quarter, provided to the Board of Directors of NYSEAmexCorp.

•

The ongoing maintenance of a corporate bank account in the U.S. for all non short-term working capital, generated or raised, overseen by the Board of Directors and maintained by the Officers of NYSEAmexCorp.

•

The complete implementation of Sarbanes Oxley within four quarters of the signing of the Final Comprehensive Agreement.

•

Consistent, on-going maintenance, testing and documentation of controls and procedures, completed quarterly, with a compliance notice provided to the Board of Directors of NYSEAmexCorp by the 30th of the month following the close of a reporting quarter.

•

Written agreement by FAB CFO of his agreement to “sign-off” on Sarbanes Oxley Certifications filed with the SEC in each quarterly report, provided to the Board of Directors of NYSEAmexCorp by the 30th of the month following the close of a reporting quarter.

•

Written agreement by FAB CFO and CEO of compliance with Foreign Corruption Practices Act, provided to the Board of Directors of NYSEAmexCorp by the 30th of the month following the close of a reporting quarter.

•

Written agreement by FAB CFO of compliance to all laws, principles, codes and procedures along with complete financial transparency and information disclosure in compliance with best practices determined by the Board of Directors, provided to the Board of Directors of NYSEAmexCorp by the 30th of the month following the close of a reporting quarter.

If at any time after the signing of the Final Comprehensive Agreement should the CFO of FAB not perform the required Sarbanes Oxley functions or refuse to sign-off on Sarbanes Oxley Certifications unreasonably, the Board of Directors of NYSEAmexCorp will have the right to put in place an individual with the required skill-set and experience to ensure Sarbanes Oxley compliance is maintained.

Corporate Revenue Objectives

In addition to the above consideration, FAB will be entitled to additional stock compensation if certain financial performance targets are met over the 2011 and 2012 calendar years, specifically:

Calendar Year

Sales Revenues

Net Income

Tranche 1

2011

$60,000,000 USD

$12,000,000

Tranche 2

2012

$70,000,000 USD

$14,000,000

Incentive Shares

Upon the successful completion of the Corporate Governance Objectives for four consecutive and complete quarters after the Final Comprehensive Agreement has been executed, FAB will have the right to convert preferred shares representing 21% of the issued and outstanding common stock of NYSEAmexCorp, on a fully diluted basis, at the time of the Initial Stock Exchange.  For clarification purposes, if this were to happen, it would bring FAB’s ownership position to 70% of the issued and outstanding common stock of NYSEAmexCorp, on a fully diluted basis, based on the number of shares outstanding at time of the Initial Stock Exchange.

Additionally,

Upon the successful completion of the Corporate Governance Objectives for four consecutive and complete quarters after the Final Comprehensive Agreement has been executed AND the Corporate Revenue Objectives for Tranche One has been met, FAB will be entitled to convert preferred shares representing 4% of the issued and outstanding common stock of NYSEAmexCorp, on a fully diluted basis, based on the number of shares outstanding at time of the Initial Stock Exchange.  For clarification purposes, if this were to happen, and all other Incentive Share milestones were completed as well, it would bring FAB’s ownership position to 74% of the issued and outstanding common stock of NYSEAmexCorp, on a fully diluted basis, based on the number of shares outstanding at time of the Initial Stock Exchange.

Additionally,

Upon the successful completion of the Corporate Governance Objectives for six consecutive and complete quarters after the Final Comprehensive Agreement has been executed AND the Corporate Revenue Objectives for Tranche Two has been met, FAB will be entitled to convert preferred shares representing 4% of the issued and outstanding common stock of NYSEAmexCorp, on a fully diluted basis, based on the number of shares outstanding at time of the Initial Stock Exchange.  For clarification purposes, if this were to happen, and all other Incentive Share milestones were completed as well, it would bring FAB’s ownership position to 78% of the issued and outstanding common stock of NYSEAmexCorp, on a fully diluted basis, based on the number of shares outstanding at time of the Initial Stock Exchange.

All of the Incentive Shares for a particular milestone will be issued if the Target for that year is achieved, and none of the Incentive Shares for a particular milestone will be issued if the Target for that year is not achieved and the opportunity to earn the Incentive Shares for said particular milestone will be lost.

Incentive Benefits

Upon the successful completion of the Corporate Governance Objectives for three consecutive and complete quarters after the Final Comprehensive Agreement has been executed, the Board of Directors of NYSEAmexCorp will reassign the voting rights to 50% of the common stock held by FAB at such time.

Upon successful completion of the Corporate Governance Objectives for six consecutive and complete quarters after the Final Comprehensive Agreement has been executed, the Board of Directors of NYSEAmexCorp will reassign the voting rights to a total of 75% of the common stock held by FAB at such time.

Upon the successful completion of the Corporate Governance Objectives for eight consecutive and complete quarters after the Final Comprehensive Agreement has been executed, the Board of Directors of NYSEAmexCorp will reassign all voting rights to the common stock held by FAB at such time.

Stock Option Pool

At the time that Wizzard seeks approval of the Business Combination from shareholders it will also seek approval of its shareholders to establish a employee stock option pool of 3,000,000 shares of NYSEAmexCorp in conjunction with their approval of the Business Combination.

Board of Directors

The Final Comprehensive Agreement will provide that the board of directors of NYSEAmexCorp will consist of the four members of the board of directors of Wizzard prior to signing of the Final Comprehensive Agreement and two new members appointed by FAB at the time of closing of the Business Combination.  FAB will have the right to designate one of the two individuals as Chairman of the Board of Directors.  At such time, the current Chairman of the Board of Directors will resign as Chairman, but remain as a voting member of the Board of Directors.  For clarification purposes, the ‘new’ Chairman of the Board of Directors will result in FAB having a total of two voting members on the Board of Directors.  Terms for the directors are to be specified in the Final Comprehensive Agreement but shall be for no less than two years from the signing of the Final Comprehensive Agreement, subject to shareholder approval.

Corporate Capital Raising

Both FAB and Wizzard agree that a public or private capital raise may be in the best interest for the future expansion of the Business Combination.  A capital raise can be proposed to the Board of Directors of NYSEAmexCorp at any time and should be based upon several determining factors including: market acceptance, market conditions, dilution, valuation and use of proceeds.

Responsibilities of FAB and Wizzard

Wizzard will be responsible for taking the following actions in order to enable the Business Combination to occur on the terms set forth in this Memorandum, including, but not limited to:  Amendments to certificate of Incorporation, common and preferred stock issuances, regulatory and exchange approval, creation of proxy materials for shareholder vote.

Fab will be responsible for, among other things, obtaining the binding concent of the percentage of shareholders required under FAB’s corporate charter and Chinese law to approve the Business Combination and obtaining the agreement of its shareholders that none of them will sell any shares of NYSEAmexCorp that they receive in connection with the Business Combination, except in compliance with U.S. Securities Laws, and in any event, not sooner than one year following the date of the Business Combination.

FAB and Wizzard, together, will be responsible for taking, among others, the following actions in order the Business Combination to occur on the terms set forth in this Memorandum:

1)

Commence diligent, good faith negotiations to reach and execute a comprehensive share exchange agreement (the “Final Comprehensive Agreement”) immediately following the execution of this Memorandum.

2)

Cooperate fully in providing due diligence materials requested by the other party and reviewing the due diligence materials provided in response to its requests.

3)   Cover its own expenses on connection with the execution of this MOU and the Final Comprehensive Agreement.

Representations and Warranties

The Final Comprehensive Agreement will contain customary representations and warranties concerning FAB and Wizzard and their respective businesses and financial condition, including that all information provided by either party to the other is complete and correct in all respects, including information provided prior to the date of this Memorandum and the lack of any liens, loans or encumbrances on it.

Additionally, the Final Comprehensive Agreement will address specific common and preferred stock cancellation or “take back” rights for NYSEAmexCorp as a result of any future action that has a material adverse effect on NYSEAmexCorp.

Force Majeure

Neither party shall be liable to the other for any delay or failure to perform its obligations under this Agreement if such failure or delay is due to Force Majeure.  A party shall notify the other party, in writing, as soon as practical of any delay due to Force Majeure.  The performance of the notifying party's obligations under this Agreement shall be suspended for the period of delay due to Force Majeure.

Waiver

A term or condition of this Memorandum may be waived or modified only by written consent of both parties.  Forbearance or indulgence by either party in any regard shall not constitute a waiver of the term or condition to be performed.

Entire Agreement

This Memorandum constitutes the entire agreement between the parties relating to the Business Combination pending the negotiation and the execution of the Final Comprehensive Agreement.  This Memorandum supersedes all prior or contemporaneous discussions, or presentations and proposals, written or oral, with respect to subject matters discussed herein. No modification of this Memorandum will be effective unless contained in writing signed by an authorized representative of each party.

Severability

If any provision of this Memorandum is held invalid, unenforceable or illegal for any reason, this Memorandum shall remain otherwise in full force apart from such provision which shall be deemed deleted.

Governing Law

This Memorandum will be governed by and construed according to the laws of the State of

New York, United States of America, and subject to the exclusive jurisdiction of those state and federal courts located within the State of New York, United States of America, without reference to the principle of conflicts of laws.

Language

Should this Memorandum be issued in different languages, the English version will be paramount to all other versions and shall be binding on the parties.

Currency

All currency expressed in this Memorandum and all payments required to be made pursuant to the terms of this Memorandum shall be in United States dollars.

Notices

Any notice required to be given or delivered to either party under the terms of this Memorandum shall be in writing and addressed to such party at the address and telephone number indicated below or such other address or telephone number as such party may designate, in writing, from time to time.  All notices shall be deemed to have been given or delivered upon:  personal delivery; two (2) business days after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission and confirmed receipt by fax.

FAB

Address:

Telephone:

Facsimile:

Attention:

Wizzard

Attn: Chris Spencer

5001 Baum Blvd.

Suite 770

Pittsburgh, PA 15213

Phone: 412-721-5755

Fax: 412-621-2625

Facsimile Copies

The parties hereto acknowledge and agree to accept and be bound by facsimile transmitted copies of this Memorandum and its counterparts including facsimiled signatures of the parties hereto.

Duplicate Originals

This Memorandum may be executed in any number of counterparts, each copy with facsimile signatures of the Parties shall be deemed an original, and all of which shall constitute together but one and the same document.

Inurement

This Memorandum shall inure to the benefit of and be binding upon the parties hereto and their personal representatives, successors and permitted assigns.

Binding Nature

Both parties understand that prior to the signing of the Final Comprehensive Agreement significant sums of money will be spent on due diligence, auditors, accountants, lawyers, etc.  This agreement is binding upon both parties and if either party were to seek to be released from this agreement, it would cause the other party to incur significant financial loss.   Therefore, if Wizzard or FAB were to seek to be released from their obligations under this agreement, other than for Just Cause, the party seeking release agrees to pay the other party $100,000 USD to assist with expenses realized to date.

IN WITNESS WHEREOF the parties hereto have executed this Memorandum as of the day and year first above written by their duly authorized signatories.

/s/ Hongcheng Zhang

8/2/11

Digital Entertainment International LTD (HK)

Date

Hongcheng Zhang

Chief Executive Officer

/s/ Chris Spencer

8/2/11

Wizzard Software Corp.

Date

Chris Spencer

Chief Executive Officer